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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                  SCHEDULE TO
                                 (RULE 14D-100)
        TENDER OFFER STATEMENT PURSUANT TO SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                      BERINGER WINE ESTATES HOLDINGS, INC.
                       (Name of Subject Company (Issuer))

                           BORDEAUX ACQUISITION CORP.
                         FOSTER'S BREWING GROUP LIMITED
                      (Name of Filing Persons (Offerors))

                CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE
                CLASS B COMMON STOCK, PAR VALUE $0.01 PER SHARE
                       (Titles of Classes of Securities)

                                 NOT AVAILABLE
                                   084102102
                    (CUSIP Numbers of Classes of Securities)

                         ------------------------------

                                  PETER BOBEFF
                         FOSTER'S BREWING GROUP LIMITED
                             77 SOUTHBANK BOULEVARD
                       SOUTHBANK VICTORIA AUSTRALIA 3006
                               011-613-9633-2000
                 (Name, Address and Telephone Number of Person
 Authorized to Receive Notices and Communications on Behalf of Filing Persons)

                         ------------------------------

                                   COPIES TO:
                               JAMES E. O'BANNON
                                 MARILYN SONNIE
                           JONES, DAY, REAVIS & POGUE
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 326-3622
                                 (212) 326-3734

                            ------------------------

    The filing relates solely to preliminary communications made before the commencement of a tender offer.

    The transaction to which the statement relates is a third-party tender offer subject to Rule 14d-1.

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                                 EXHIBIT INDEX

99.1       Press release issued in Australia
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